Exhibit 99.1

Enhabit Home Health & Hospice Announces CEO Transition Plan

Barb Jacobsmeyer to Step Down; Board Commencing Thorough Search for Successor

DALLAS – August 6, 2025 — Enhabit, Inc. (NYSE: EHAB), a leading home health and hospice provider, today announced that Barb Jacobsmeyer, president and CEO, and a member of the board of directors, intends to step down from these roles in July 2026, or upon the appointment of a successor. The company has initiated a leadership succession plan with Jacobsmeyer’s full support to ensure a smooth transition.

The board has retained Russell Reynolds Associates, a leading executive search firm, to assist in a comprehensive search process to identify the company’s next CEO.

“I am honored to have served as the first CEO of Enhabit and to have been part of the steady progress we have made together over the past several years,” said Jacobsmeyer. “The leadership team and our entire workforce is second-to-none, and I have been inspired by our team’s commitment to providing high-quality, compassionate care for our patients. I am confident in Enhabit’s strategy and believe we are well-positioned to capitalize on the opportunities ahead and create shareholder value.”

“On behalf of the board, I am sincerely grateful for Barb’s exceptional leadership, partnership and dedication to the company and the patients we serve,” said Jeffrey Bolton, chairman of Enhabit’s board of directors. “Barb has helped to stabilize the business during her tenure and enabled the company to build on our momentum. As we seek the right successor to drive our next phase of growth, we are committed to a smooth transition and remain focused on executing our mission.”

Second Quarter 2025 Results and Conference Call

In a separate press release issued today, Enhabit released its financial results for the second quarter of 2025. The company will detail its results via a webcast scheduled to begin at 10 a.m. EDT on Aug. 7, 2025. A link to the webcast of the conference call and online replay can be found on Enhabit’s investor website.

About Enhabit Home Health & Hospice

Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 249 home health locations and 114 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit enhabit.com.

Media contact

Erin Volbeda

media@ehab.com

972-338-5141

Investor relations contact

Bob Okunski

investorrelations@ehab.com

469-860-6061